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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                        LEAR CONTACT:
                                        MEL STEPHENS
                                        (248) 447-1624

               LEAR ENTERS DEFINITIVE AGREEMENT TO CONTRIBUTE ITS
                  EUROPEAN INTERIORS BUSINESS TO JOINT VENTURE

     SOUTHFIELD, MICH., JULY 20, 2006 -- Lear Corporation [NYSE: LEA], one of the world's largest automotive interior systems suppliers, today announced it has entered into a definitive agreement with International Automotive Components Group, LLC (IAC), Lear's joint venture with WL Ross & Co. LLC (WL Ross) and Franklin Mutual Advisers, LLC (FMA), to contribute substantially all of the Company's European Interiors Systems Division (ISD Europe) to IAC in exchange for a 34% equity interest in IAC, subject to adjustment.

     "The combined European Interior operations of Lear and Collins & Aikman represents a large and well capitalized enterprise in Europe, providing a solid platform for improving ongoing operating performance," said Bob Rossiter, Lear Chairman and Chief Executive Officer. "We have been focused on developing a solution to address operating challenges in this segment and we believe the European transaction is a positive development for our customers and our shareholders. We also are continuing to focus our attention on a solution for our North American Interiors business.

     ISD Europe operations included in the transaction consist of nine manufacturing facilities in five countries, generating about $750 million in annual sales, that supply door panels, overhead systems, instrument panels, cockpits and interior trim to various original equipment manufacturers.

     IAC was formed to acquire the former European interiors operations of Collins & Aikman Corporation, which was completed on May 31, 2006. The transaction is consistent with the framework agreement entered into in October 2005 to explore strategic opportunities in the automotive interior components sector.

     In connection with the ISD Europe transaction, Lear expects to recognize a loss on sale of approximately $40 million when the transaction is completed, which is expected to occur in the third quarter.

     The closing of the transactions contemplated by the purchase agreement is subject to various conditions, including third-party consents and other closing conditions customary for transactions of this type. In connection with the ISD Europe transaction, Lear will enter into various ancillary agreements providing Lear with customary minority shareholder rights and registration rights with respect to its equity interest in IAC.

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Citigroup Corporate and Investment Banking and UBS Investment Bank acted as financial advisors to Lear in connection with this transaction.

     Lear Corporation is one of the world's largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. Lear's world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear's headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: general economic conditions in the markets in which the Company operates, including changes in interest rates; fluctuations in the production of vehicles for which the Company is a supplier; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company's ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer productivity negotiations; the impact and timing of program launch costs; the costs and timing of facility closures, business realignment or similar actions; increases in the Company's warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company's key customers and suppliers; raw material costs and availability; the Company's ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company's ability to align its vendor payment terms with those of the Company's customers; the finalization of the Company's restructuring strategy; the outcome of various strategic alternatives being evaluated with respect to the Company's Interior segment; and other risks described from time to time in the Company's Securities and Exchange Commission filings. The completion of the transaction with IAC discussed above is subject to various conditions, including conditions outside the control of Lear. In addition, the terms of the transaction are subject to adjustment under certain conditions. No assurances can be given that the joint venture between IAC and Lear will be consummated on the terms contemplated or at all.

     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.